  Exhibit 99.1

SharpSpring Appoints Savneet Singh to Board of Directors

GAINESVILLE, FL – August 19, 2020 – SharpSpring, Inc. (NASDAQ: SHSP), a leading cloud-based marketing and sales automation platform, has appointed award-winning public company CEO and veteran software investor Savneet Singh to its board of directors, effective August 17, 2020. Singh assumes the new role from Marietta Davis, who has resigned from the board as of August 17, 2020. Singh has also been named a member of the Company’s Compensation and Audit Committees. With these changes, SharpSpring’s board composition remains at five total directors, four of whom are independent.

Singh comes to SharpSpring with over 15 years of combined experience in capital markets, investment and executive management as well as board-level advisory roles. Since January 2019, he has served as the Chief Executive Officer (“CEO”) and a board member of PAR Technology Corporation (NYSE: PAR)(“PAR”), a leading global provider of cloud-based Point of Sale (“POS”) software, hardware, and service solutions to the restaurant, retail and hospitality industries worldwide. Through its 40-year operating history, PAR has become recognized as one of the largest and most prominent suppliers of POS systems in the United States, EMEA and APAC regions. Singh also currently serves on the board of directors at Osprey Technology Acquisition Corp. (NYSE: SFTW), a special purpose acquisition company (“SPAC) focused on acquisitions in the software space.

Singh holds a B.S. in Applied Economics and Management from Cornell University.

“On behalf of the entire leadership team, I would like to welcome Savneet to the SharpSpring board of directors,” said Company CEO Rick Carlson. “Savneet possesses direct operating experience in managing a public, emerging growth, technology business and building it for scale, which is directly aligned with our mission at SharpSpring. More specifically, his success in transforming PAR from a legacy hardware business into a significant and established SaaS-based operation will be an invaluable reference point as we continue in our long-term expansion efforts. Additionally, his extensive software investing background makes him a subject matter expert in our industry at a macro level. We look forward to leveraging his many talents to execute on our near-term operating objectives and more effectively communicate our value proposition to the investment community.”

Singh added: “I’m excited to help Rick and the team take SharpSpring to its next level of growth. SharpSpring offers a compelling and enterprise-feature comparable service to a niche but rapidly growing agency customer base at price point that is unmatched. The Company is incredibly well-positioned to continue taking market share, and I look forward to augmenting their existing growth by helping to improve current processes and leveraging my investing background to enhance our performance levels in many key SaaS key performance indicators.”

Carlson added: “I would also like to thank Marietta for her valuable contributions to the board throughout her tenure at SharpSpring. As she transitions to a more active professional role at another organization, we appreciate her commitment to our Company and her integrity in wanting the position to receive the full time and attention it requires. We wish her all the best in her future pursuits.”

About SharpSpring, Inc.
SharpSpring, Inc. (NASDAQ: SHSP) is a rapidly growing, highly-rated global provider of affordable marketing automation delivered via a cloud-based Software-as-a Service (SaaS) platform. Thousands of businesses around the world rely on SharpSpring to generate leads, improve conversions to sales, and drive higher returns on marketing investments. Known for its innovation, open architecture and free customer support, SharpSpring offers flexible monthly contracts at a fraction of the price of competitors, making it an easy choice for growing businesses and digital marketing agencies. Learn more at sharpspring.com.

Company Contact:
Aaron Jackson
Interim Chief Financial Officer
Phone: 352-448-0967
Email: IR@sharpspring.com

Investor Relations:
Gateway Investor Relations
Matt Glover or Tom Colton
Phone: 949-574-3860
Email: SHSP@gatewayir.com